EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement is effective as of March 25, 2002 between Winland Electronics, Inc., a Minnesota Corporation (the “Corporation”), and Kirk P. Hankins (“Employee”).

RECITALS

     A.     The Corporation and Employee are parties to an Employment Agreement dated January 1, 1999 (the “Employment Agreement”) which provides at Section 2.1 that the Employee shall be employed as Vice President of Marketing of the Corporation.

     B.     Effective January 21, 2002, the Corporation offered Employee the position of Vice President of Sales – EMS Eastern Region and asked him to assume the duties associated with such position and Employee accepted the Corporation’s offer.

     C.     The Corporation and Employee wish to amend the Employment Agreement to reflect the Employee’s current position and related agreements between the parties.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Amendment, the parties agree as follows:

     1.     Section 2.1. The first sentence of Section 2.1 of the Employment Agreement is hereby amended to read as follows: “During the Initial Term, Employee shall be employed as Vice President of Sales – EMS Eastern Region of the Corporation and/or such other positions to which the Board of Directors of the Corporation may appoint Employee.”

     2.     Section 2.1. The following language shall be added to Section 2.1 of the Employment Agreement:

“As Vice President of Sales – EMS Eastern Region, Employee’s primary responsibility shall be to increase the sales market place of the Corporation’s electronic manufacturing services (EMS) and design engineering services within the eastern region of the United States of America. Employee’s primary focus shall be to develop the Corporation’s sales in the eastern region of the United States of America and the territories within such region through the development and execution of a sales plan for specific territories within the eastern United States of America to be approved by Lorin Krueger.”

     3.     New Section 2.3. The following language shall be added as a new Section 2.3 to the Employment Agreement:

“2.3) Subcontractors/Referral Sources. Employee may use paid subcontractors or referral sources provided (1) Employee obtains written prior approval from Lorin

Krueger or his designee before using such services and (2) the subcontractor or referral source is subject to a signed agreement with the Corporation for such services.”

     4.     Section 3.1. The following language shall be added to Section 3.1 of the Employment Agreement:

“As compensation for his services to the Corporation, Employee shall be paid an annual base salary of Seventy Five Thousand Dollars ($75,000.00). The Corporation shall review such salary from time and time and adjust it as necessary to account for increases to the cost of living.”

     5.     New Section 3.5. The following language shall be added as a new Section 3.5 to the Employment Agreement:

“3.5) Commissions. As long as Employee continues to work for the Corporation in the eastern region of the United States of America, the Corporation shall pay Employee a commission of one percent (1%) on all sales to new customers Employee directly acquires from his approved territory or assigned accounts. If Employee is transferred to a different sales territory by the Corporation, he will be paid a one percent (1%) commission on all sales to new customers he directly acquired from the prior territory for a period of twelve (12) months after such transfer; the next twelve (12) months Employee will be paid a one-half percent (1/2%) commission on all sales to customers he directly acquired from the prior territory; at the end of the twenty-four (24) month period of change in territory, commission payments will cease in the prior territory unless agreed to in writing by Lorin Krueger. Commissions on sales from assigned territories other than the eastern region of the United States of America will be subject to agreement between the parties. Sales to existing customer accounts (as of the date of this Amendment to Employment Agreement) will be excluded from any commission unless specifically stated in writing by Lorin Krueger. Commissions are deemed earned and payable upon shipment of the goods to the customer and not before. “Directly acquires” shall mean solely as a result of Employee’s own efforts and not the efforts of Employee’s or the Corporation’s representatives or agents. Commissions will be paid on the last day of the month in which the commission was earned. Commissions paid to Employee per calendar year shall not exceed (shall be capped at) one and one-half times Employee’s base salary for that calendar year. Upon Employee’s separation from employment, for whatever reason, the Corporation will pay Employee for those commissions earned (orders shipped) through his last day of employment. The Corporation reserves the right to modify Employee’s commission plan at any time with notice to Employee.”

     6.     New Section 3.6. The following language shall be added as a new Section 3.6 to the Employment Agreement:

“3.6) Additional Bonus. The Corporation shall pay Employee a bonus of Five Thousand Dollars ($5,000.00), less deductions and withholdings. Such bonus shall be payable in equal installments on February 28, 2002, March 31, 2002 and April 30, 2002. Employee must continue to be employed by the Corporation on each payment date in order to receive the bonus pay for that month; if Employee is no longer employed by the

Corporation he will not receive a bonus payment for the month in which his employment ended or any subsequent months.”

     7.     New Section 3.7. The following language shall be added as a new Section 3.7 to the Employment Agreement:

“3.7) Incentive Stock Options. The Corporation hereby acknowledges and agrees that it granted Employee 10,000 shares of incentive stock options on December 31, 1998. The incentive stock options will vest over a five year period with twenty percent (20%) exercisable per year. The terms and conditions applicable to Employee’s incentive stock option grant shall be controlled by the Corporation’s separate Stock Option Plan.”

     8.     Other Terms. Except as provided in the immediately preceding paragraph, all other terms of the Employment Agreement shall remain valid and enforceable to the same extent as before this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EMPLOYEE:

Date: March 25, 2002	/s/	Kirk P. Hankins Kirk P. Hankins

WINLAND ELECTRONICS, INC.

Date: March 25, 2002	By:	/s/ Its:	Lorin Krueger Lorin Krueger President and CEO